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                                                                     EXHBIT 99.1

Contact:                   Investor Relations              Media Relations
                           John Beneke                     Jon Diat
                           212-762-7282                    212-762-7843





                      MORGAN STANLEY DEAN WITTER ANNOUNCES
              RECORD QUARTERLY OPERATING RESULTS OF $1.15 BILLION;
                            EARNINGS PER SHARE UP 42%


NEW YORK, June 24, 1999 -- Morgan Stanley Dean Witter & Co. (NYSE:MWD) today reported record operating results of $1,151 million for the quarter ended May 31, 1999 -- a 35 percent increase from $852 million in last year's second quarter. Diluted earnings per share were $1.95 -- up 42 percent from $1.37 a year ago.

Second quarter net revenues (total revenues less interest expense and the provision for loan losses) increased to a record $5.7 billion -- 23 percent higher than a year ago. The annualized return on average common equity for the second quarter was 31.4 percent.

Philip J. Purcell, Chairman, and John J. Mack, President, said in a joint statement, "We had another terrific quarter. Operating results were up 35 percent, and were almost twice as high as they were at the time of our merger - two years ago. Our Company is clearly reaping the benefits of the breadth and depth of our franchises, both in the U.S. and in markets around the globe. The period has been an active one for both our individual and institutional customers. Our securities business continued its record breaking pace, and we were pleased by the robust transaction volume and the significant improvement in the credit quality of our credit card portfolio."

Operating results rose to $2,188 million for the first six months of fiscal 1999, 42 percent higher than $1,543 million a year ago./1/ Six-month diluted earnings per share were $3.71,


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/1/ All amounts for the six month period ended May 31, 1998 exclude a $117 million charge resulting from an accounting change. See Page F-1 of Financial Summary, Note 1.
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up 50 percent from last year's $2.47. Six-month net revenues rose 27 percent to
$11.0 billion. The annualized six-month return on average common equity was 30.5 percent.

SECURITIES

Securities net income increased to a record $829 million, up 54 percent from the second quarter of 1998./2/ This increase reflects outstanding performances across all of the Company's securities businesses.

o The quarter marked a new high for institutional securities, including records in equities, investment banking and commodities, and the second best quarter for fixed income. Our European and Asian businesses made significant contributions to our record results.

o Institutional sales and trading reported outstanding results in a market environment that was more challenging than the first quarter. Equities benefited from high levels of customer activity and volatility in the global equity markets. Fixed income had an excellent quarter despite heightened concerns over accelerating inflation in the U.S.

o Investment banking's performance was driven by record revenues from mergers and acquisitions, combined with excellent results in equity and debt underwriting. For the first five months of calendar 1999, the Company ranked first in the underwriting of worldwide equity and equity related issues and maintained strong leadership positions in announced global M&A transactions, and U.S. investment grade and high yield debt underwritings. /3/

o The private client group (formerly individual securities) achieved record quarterly revenues, driven primarily by increased sales of listed and over-the-counter equities, and higher revenues from the distribution of asset management products.

o The number of financial advisors in the Company's private client group rose to 11,764, an increase of 311 during the quarter and more than 1,100 over the last twelve months. Client assets rose to $510 billion -- $85 billion higher than a year ago.

o Discover Brokerage Direct, the Company's on-line brokerage service, achieved record account growth, and trading volume that was 78 percent higher than a year ago.


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/2/ Securities includes the results of Discover Brokerage Direct which were previously reported in Credit Services.
/3/ Source: Securities Data Corp. - January 1 to May 31, 1999.

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ASSET MANAGEMENT

Asset Management posted second quarter net income of $111 million -- down 23 percent from a year ago. The decline was due to lower investment gains for the Company's Private Equity Group.

o While net income was down, fees on asset management products increased to a record level in the second quarter.

o The Company had $402 billion of assets under management and administration at the end of the second quarter -- an increase of $28 billion, or 7 percent, over a year ago.

o Retail assets increased $11 billion during the quarter and $32 billion from a year ago -- to stand at $238 billion. Institutional assets increased $6 billion for the quarter to stand at $164 billion, and were $4 billion below last year's level.

o Private Equity recognized second quarter investment gains of $29 million compared to $100 million a year ago.

CREDIT SERVICES

Credit Services net income increased by 23 percent to $211 million, compared to $171 million a year ago -- primarily reflecting the continued improvement in credit quality.

o Credit quality improved substantially from a year ago, with the consumer loan charge-off rate declining to 5.55 percent from 6.58 percent. The over-30-day delinquency rate declined to 5.94 percent compared to 7.07 percent a year ago.

o Managed consumer loans of $32.8 billion increased $1.7 billion from last year's second quarter after adjusting for the sales of receivables associated with Prime Option, SPS and BRAVO.

o Merchant and cardmember fees increased by 11% (taking into account the sales of businesses) on record quarterly transaction volume.

o Marketing and business development expenses increased 34 percent to $214 million largely as a result of the launch and continued promotion of the Discover Platinum Card and a higher level of cardmember rewards due to increased transaction volume.

o The Discover/NOVUS Network enrolled 138,000 new merchant locations during the second quarter, a 37% increase from last year's enrollment.


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The Company repurchased approximately 11 million shares of its common stock since fiscal year end. The Company also announced that its Board of Directors declared a $.24 quarterly dividend per common share. The dividend is payable on July 30, 1999 to common shareholders of record on July 16, 1999.

Total capital at May 31, 1999 was $40.0 billion, including $15.7 billion of common and preferred shareholders' equity and preferred securities issued by subsidiaries. Book value per common share was $26.00, based on period end shares outstanding of 566,786,999.

Morgan Stanley Dean Witter & Co. is a global financial services firm and a market leader in securities, asset management and credit services. The Company has offices in New York, London, Tokyo, Hong Kong, and other principal financial centers around the world and has 456 securities branch offices throughout the United States.


                                      # # #

                            (See Attached Schedules)

This release may contain forward-looking statements. These statements, which reflect management's beliefs and expectations, are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of the risks and uncertainties that may affect the Company's future results, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's 1998 Annual Report to Shareholders and the Company's Quarterly Reports on Form 10-Q for fiscal 1999.

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